Exhibit 99.3

For further information contact:

ServiceMaster Investor Relations:
Jesse Jenkins
901.597.8259
Jesse.Jenkins@servicemaster.com

ServiceMaster Media Relations:
James Robinson
901.597.7521
James.Robinson@servicemaster.com

ServiceMaster Appoints Deni Naumann Interim President of Terminix Commercial

Announces Departure of Kelly Kambs

Confirms Full Year 2018 Guidance

MEMPHIS, TENN. — October 2, 2018 — ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced it has named Deni Naumann as interim president of Terminix Commercial, following the departure of Kelly Kambs.

Kambs, who joined the company in February 2018, led several key efforts as part of the Terminix transformation initiative, including the separation of Terminix Commercial from the Terminix Residential business unit. “I want to thank Kelly for her contributions to the company and wish her the best,” said Nik Varty, ServiceMaster chief executive officer.

Naumann has nearly three decades of managerial experience, including 12 years as the president of Copesan Services, Inc., which was acquired by ServiceMaster in March 2018. Under her leadership, Copesan grew to include more than 85 independent local pest management service providers and to directly own two companies: Wil-Kil Pest Control, based in Sun Prairie, Wis., and Holder’s Pest Solutions, based in Houston, Texas.

Naumann joined ServiceMaster at the time of the acquisition and assumed responsibility for building a strong Terminix / Copesan National Accounts business. She played a pivotal role in the successful integration with ServiceMaster, and has continued to lead Copesan since the acquisition while also overseeing Terminix Commercial and Copesan National Accounts operations. She will continue to lead National Accounts while serving as interim leader of the Commercial business unit and will be integral in the search for a new president for Terminix Commercial.

“Deni has done a great job of helping us position our commercial pest business for long-term growth, and we have learned a great deal from her about delivering the highest-quality pest management solutions to sophisticated commercial customers,” said Varty. “Her strong leadership and commitment to people have been vital to our integration of Copesan and the transformation of the commercial business over the last several months. She truly embodies the We Serve, We Care, We Deliver philosophy we strive for in our organization.”

Prior to joining Copesan in 2006, Naumann held a series of leadership positions at S.C. Johnson over 16 years. She earned a B.A. from Drake University in Des Moines, Iowa, and began her career with Leo Burnett, a major advertising agency in Chicago.

2018 Guidance Confirmed

ServiceMaster also confirmed its previously announced full year 2018 guidance, ex-American Home Shield (now doing business as Frontdoor, Inc.), of revenue between $1,875 million and $1,890 million and adjusted EBITDA, including spin related dis-synergies, between $425 million and $435 million, excluding reclassifications resulting from the Distribution. With the Distribution now complete, the historical results of the American Home Shield segment will be reported as discontinued operations for all historical periods (beginning with the company’s 2018 annual report on Form 10-K). The reporting of American Home Shield as a discontinued operation will result in the reclassification of certain expenses from the American Home Shield segment to Corporate in those historical periods. Such reclassifications will not affect previously reported Net Income.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration), Terminix (residential termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to servicemaster.com for more information or follow the company at twitter.com/ServiceMaster or facebook.com/ServiceMaster.